UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) October 27, 2005
Delphi Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14787	38-3430473

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5725 Delphi Drive, Troy, MI	48098

(Address of Principal Executive Offices)	(Zip Code)
(248) 813-2000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
In connection with Delphi Corporation’s (“Delphi” or the “Company”) previously reported voluntary filing of petitions for reorganization under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of New York (the “Court”), on October 14, 2005, Delphi had entered into a Revolving Credit, Term Loan and Guaranty Agreement (the “DIP Credit Facility”) to borrow up to $2.0 billion from a syndicate of lenders arranged by J.P. Morgan Securities Inc. and Citigroup Global Markets, Inc., for which JPMorgan Chase Bank, N.A. is the administrative agent (the “Administrative Agent”) and Citicorp USA, Inc., is syndication agent (together with the Administrative Agent, the “Agents”). The DIP Credit Facility consists of a $1,750 million revolving facility and a $250 million term loan facility (collectively, the “DIP Loans”). On October 12, 2005, Delphi issued a press release (the “October 12 Press Release”) announcing the Court approval of the Debtors’ “first day” motions, including interim approval to use up to $950 million of the Company’s DIP financing. A copy of the October 12 Press Release was filed previously. On October 27, 2005, Delphi entered into the First Amendment to the Revolving Credit, Term Loan and Guaranty Agreement (the “First Amendment”). Under the terms of the First Amendment the Company has agreed, among other things, to mandatory prepayments from Asset Sales and Recovery Events (each, as defined in the First Amendment) pursuant to which, if Delphi or any Guarantor shall receive Net Cash Proceeds (as defined in the First Amendment) in excess of $125,000,000 from any Asset Sale or Recovery Event (except to the extent that Net Cash Proceeds received in connection with such Recovery Event are applied within 180 days of receipt thereof to the replacement or repair of the assets giving rise thereto), then an amount equal to 66-2/3% of such Net Cash Proceeds received on such date shall, within 10 days after such date, be either (x) applied to the DIP Loans, with corresponding permanent reductions of commitments under the DIP Credit Facility, or (y) deposited into a cash collateral account maintained with the Administrative Agent for the benefit of the holders of Liens (as defined in the DIP Credit Facility) and claims granted under the Final Order (as defined in the DIP Credit Facility) in the order of priority set forth therein; provided that Delphi shall be permitted to request approval of the Court to use such proceeds in accordance with Section 363 of the Bankruptcy Code so long as such uses are permitted under the DIP Credit Facility and subject to the rights of parties in interest to contest such request. The First Amendment also modified the terms of the Borrowing Base (as defined in the DIP Credit Facility) computation, which limits the amount outstanding under the DIP Loans at any one time. A copy of the First Amendment is attached to this document as Exhibit 99 (a).
ITEM 8.01 OTHER EVENTS
On October 27, 2005, Delphi issued a press release announcing that it had received final Court approval of the DIP Credit Facility, as amended, and final approval of an adequate protection package for the Company’s prepetition secured revolver and term loan facilities. The adequate protection package includes, among other things: (i) an agreement by Delphi to pay accrued interest on the loans under the prepetition facility on a monthly basis, (ii) the right of Delphi to pay this interest based on LIBOR, although any lender may require that interest on its loans be based on the alternative base rate if such lender waives all claims for interest at the default rate and any prepayment penalties that may arise under the prepetition facility and (iii) an agreement by Delphi to replace approximately $90 million of letters of credit outstanding under the prepetition facility with letters of credit to be issued under the DIP Credit Facility. A copy of the press release is attached hereto as Exhibit 99(b).
On October 28, 2005, Delphi and the institutions sponsoring the Company’s existing European accounts receivable securitization facility entered into an agreement (the “Agreement”) to permit continued use of the facility despite the occurrence of early termination events. The early termination events include Delphi’s failure to satisfy the consolidated leverage ratio at September 30, 2005 and defaults related to its voluntary filing for reorganization under the Bankruptcy Code. The Agreement allows for continued use of the facility and provides that the parties have until November 20, 2005 to amend the securitization agreement to incorporate amendments resulting from the Agreement, including revised financial covenants and pricing and to provide an availability of €145 million ($174 million at September 30, 2005 currency exchange rates) and £10 million ($18 million at September 30, 2005 currency exchange rates). With the proposed amendments, the securitization facility would expire on March 31, 2006.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(c)	Exhibits. The following exhibits are being filed as part of this report.

Exhibit
Number	Description

99 (a)	First Amendment to Revolving Credit, Term Loan and Guaranty Agreement, dated as of October 27, 2005, among Delphi Corporation (a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code) as Borrower, and the Subsidiaries of the Borrower named therein (each a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code) as Guarantors, and the Lenders Party Thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, and Citicorp USA, Inc. as Syndication Agent, and J.P. Morgan Securities Inc. and Citigroup Global Markets, Inc. as Joint Bookrunners and Joint Lead Arrangers.

99 (b)	Press release of Delphi announcing final court order approving DIP financing facility and adequate protection package for prepetition secured revolver and term loan facilities.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
DELPHI CORPORATION
(Registrant)
Date: November 1, 2005

By:	/s/ JOHN D. SHEEHAN
(John D. Sheehan,
Vice President and Chief Restructuring Officer, Chief Accounting Officer and Controller)